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                                                          EXHIBIT 99.4

                           FIRST AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

      This First Amended and Restated Employment Agreement between World Airways, Inc., a Delaware corporation ("World" or the "Company") and JEFFREY L. MACKINNEY ("MacKinney") is entered into this 1ST DAY OF APRIL, 2004, and restates, amends, and replaces in its entirety, without a break in continuity, the Employment Agreement dated AUGUST 22, 2003.

      WHEREAS, the parties wish to extend the term of MACKINNEY'S employment and promote him to CHIEF OPERATING OFFICER of World Airways, Inc. on the terms and subject to the conditions set forth herein, and

      NOW, THEREFORE, World and MACKINNEY, in consideration of the foregoing and other mutual covenants and promises contained herein, the sufficiency of which are hereby acknowledged, hereby agree as follows:

      1. ACCEPTANCE OF EMPLOYMENT. Subject to the terms and conditions set forth below, World agrees to employ MACKINNEY and MACKINNEY accepts such employment.

      2. TERM. The period of employment shall be from AUGUST 16, 2003, through MAY 6, 2007, unless further extended or sooner terminated as hereinafter set forth. In the absence of notice, this Agreement shall be renewed on the same terms and conditions for one year from the date of expiration. Not later than MAY 6, 2006, MACKINNEY shall initiate discussions with the Chief Executive Officer (hereinafter "CEO") regarding the renewal of this Agreement. At that time, if MACKINNEY wishes to renew this Agreement on different terms, MACKINNEY shall give written notice to the CEO. If the CEO does not wish to renew this Agreement at its expiration, or wishes to

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renew on different terms, the CEO shall give written notice to MACKINNEY no later than JUNE 6, 2006.

      3. POSITION AND DUTIES. MACKINNEY shall serve as CHIEF OPERATING OFFICER with duties performed as of the date hereof, as those duties may be changed from time to time. The CEO will have reasonable latitude to make changes in MACKINNEY'S responsibilities, except that MACKINNEY'S responsibilities may not be modified in a way that would be inconsistent with the status of CHIEF OPERATING OFFICER. Following a Change of Control (as hereinafter defined), MACKINNEY'S responsibilities may not be changed without mutual agreement. MACKINNEY agrees to render his services to the best of his abilities and will comply with all policies, rules and regulations of the company and will advance and promote to the best of his ability the business and welfare of the Company. MACKINNEY shall devote all of his working time, attention, knowledge and skills solely to the business and interests of World. MACKINNEY may not accept any other engagement with or without compensation, which would affect his ability to devote all of his working time and attention to the business and affairs of World without the prior written approval of the CEO. MACKINNEY agrees to accept assignments on behalf of World or affiliated companies commensurate with his responsibilities hereunder, except that the terms and conditions of assignments exceeding 60 consecutive days outside the ATLANTA, GEORGIA Standard Metropolitan Statistical Area will require mutual agreement.

      4. COMPENSATION AND RELATED MATTERS.

      (a) BASE SALARY. MACKINNEY shall receive a minimum salary of $225,000 per annum payable in accordance with the payroll procedures for World's salaried employees in effect during the term of this Agreement. MACKINNEY agrees to participate equally, on a percentage basis, in any across the board salary reductions approved by senior management. MacKinney is also to receive a promotion award of $50, 000 payable by MAY 12, 2004.

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      (b) PERFORMANCE STOCK OPTIONS. MACKINNEY has been granted 200,000 OPTIONS to purchase World's Common Stock, par value $.001 per share ("World Airways Common Stock") pursuant to the AMENDED AND RESTATED 1995 STOCK INCENTIVE PLAN (the "Plan") as set forth in the Stock Option Agreement between World and MACKINNEY dated AUGUST 22, 2003 and MAY 6, 2004 (together, the "Options" and the "Option Agreement"). In the event of a Change in Control as defined below, all Options granted shall be immediately exercisable.

      (c) BUSINESS EXPENSES. MACKINNEY shall be entitled to reimbursement of reasonable business related expenses from time to time consistent with World's policies, including, without limitation, submitting in a timely manner appropriate documentation of such expenses.

      (d) FRINGE BENEFITS. MACKINNEY shall be entitled to participate in all employee benefit plans made available from time to time to all executives of World in accordance with the terms of such plans. In the event this Agreement is terminated by either party for any reason other than death or for cause, MACKINNEY may participate in World's health and other benefit programs for a period of one year from the date of MACKINNEY'S termination, or until MACKINNEY obtains comparable coverage, whichever is earlier.

      (e) PERSONNEL POLICIES, CONDITIONS AND BENEFITS. Except as otherwise provided herein, MACKINNEY'S employment shall be subject to the personnel policies and benefits plans which apply generally to World's employees as the same may be interpreted, adopted, revised or deleted from time to time, during the term of this Agreement, by World in its sole discretion. While this Agreement is in effect, MACKINNEY shall receive twenty (20) DAYS of vacation, in addition to sick leave, holidays, and such other leave as World may provide. All such vacation and leave shall be taken in accordance with the Company's procedures.

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      (f) INDEMNIFICATION; D&O INSURANCE. Subject to Section 6(b) of this
Agreement, World shall provide (or cause to be provided) to MACKINNEY indemnification against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlements in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of World) by reason of his being or having been an officer, director or employee of World or any affiliated entity, advance expenses (including attorneys' fees) incurred by MACKINNEY in defending any such civil, criminal, administrative or investigative action, suit or proceeding and maintain directors' and officers' liability insurance coverage (including coverage for securities-related claims) upon substantially the same terms and conditions as set forth in the INDEMNIFICATION AGREEMENT dated AUGUST 22, 2003, between MACKINNEY and World Airways, Inc. (the "Indemnity Agreement").

      5. TERMINATION OF EMPLOYMENT.

      (a) DEATH. MACKINNEY'S employment hereunder shall terminate upon his death, in which event World shall have no further obligation to MACKINNEY or his estate with respect to compensation, other than the disposition of life insurance and related benefits and accrued and unpaid base salary and incentive compensation, if any, for periods prior to the date of termination pursuant to the terms of the respective employee benefits and incentive compensation plans then in effect.

      (b) BY WORLD FOR DISABILITY. If MACKINNEY is unable, or fails, to perform services pursuant to this agreement through illness or physical or mental disability and such failure or disability shall exist for twelve (12) consecutive months, then World may terminate this Agreement upon written notice to MACKINNEY, in which event World shall have no obligation to MACKINNEY with respect to compensation under Section 4(a) of this Agreement. If MACKINNEY becomes entitled to Social Security benefits payable on account of disability, he will be deemed conclusively to be disabled for purposes of this Agreement.

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      (c) BY WORLD FOR CAUSE. (i) Except under the circumstances set forth in
5(c)(ii) below, the CEO may terminate this Agreement for Cause. "Cause" shall be defined as (A) sustained performance deficiencies which are communicated to MACKINNEY in written performance appraisals and/or other written communications (including, but not limited to memos and/or letters) by the CEO, (B) gross misconduct, including significant acts or omissions constituting dishonesty, intentional wrongdoing or malfeasance, whether or not relating to the business of World, or (C) commission of a felony or any crime involving fraud or dishonesty, or (D) a material breach of this Agreement.

      (ii) In the event of a Change of Control, as defined below, MACKINNEY may only be terminated for Cause pursuant to a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board, at a meeting of the Board finding that, in the good faith opinion of the Board, MACKINNEY was guilty of conduct set forth in 5(c)(i)(A), or (B), provided, however, that MACKINNEY may not be terminated for Cause hereunder unless: (1) MACKINNEY receives prior written notice of World's intention to terminate this Agreement for Cause and the specific reasons therefore; and (2) MACKINNEY has an opportunity to be heard by World's Board and be given, if the acts are correctable, a reasonable opportunity to correct the act or acts (or non-action) giving rise to such written notice. If the Board, by resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board, finds that MACKINNEY fails to make such correction after reasonable opportunity to do so, this Agreement may be terminated for Cause.

      (d) BY WORLD FOR OTHER THAN CAUSE. In the event the Board terminates this Agreement for reasons other than Cause or Disability as defined in sub-paragraph
(c) above, World will pay to MACKINNEY within ten (10) days of notice of termination (or, in the case of incentive bonus compensation, if any, within ten
(10) days of determination of amounts payable under the applicable bonus plan) TWENTY-FOUR MONTHS base salary, in each case including deferred salary and/or bonus compensation, if any, payable under this Agreement. In addition, all granted but unvested Options under the Option Agreements shall become immediately exercisable. In the event that any payment to

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MACKINNEY under this paragraph is subject to any federal or state excise tax,
World shall pay to MACKINNEY an additional amount equal to the excise tax imposed including additional federal and state income and excise taxes as a result of the payments under this paragraph, and such payment will be made when the excise tax and income taxes are due; provided, however, that MACKINNEY agrees to assist World Airways by using his best efforts to structure matters so that any payment to MACKINNEY under this paragraph is not subject to any federal or state excise tax. Whether an excise tax is payable, and the amount of the excise tax and additional income taxes payable, shall be determined by World's accountants and World shall hold MACKINNEY harmless from any and all taxes, penalties, and interest that may become due as a result of the failure to properly determine that an excise tax is payable or the correct amount of the excise tax and additional income taxes, together with all legal and accounting fees reasonably incurred by MACKINNEY in connection with any dispute with any taxing authority with respect to such determinations and/or payments.

      (e) BY MACKINNEY FOR GOOD REASON. MACKINNEY may terminate his employment hereunder (for purposes of this Agreement "Good Reason") after giving at least 30 days notice in the event that, without MACKINNEY'S consent, (i) World relocates its general and administrative offices or MACKINNEY'S place of employment to an area other than the ATLANTA, GEORGIA Standard Metropolitan Statistical Area, (ii) he is assigned any duties substantially inconsistent with
Section 3 hereof, (iii) World reduces his annual base salary as in effect on the date hereof or as the same may be increased from time to time, except as provided in Section 4(a) above; (iv) World fails, without MACKINNEY'S consent, to pay MACKINNEY any portion of his current compensation, or to pay him any portion of an installment of deferred compensation under any deferred compensation program of World, within seven (7) days of the date such compensation is due; (v) World fails to continue in effect any compensation plan in which MACKINNEY participates which is material to MACKINNEY'S total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or to continue MACKINNEY'S participation therein (or in such substitute or alternative Plan) on a basis not materially less favorable, both in terms of

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the amount of benefits provided and the level of MACKINNEY'S participation relative to other participants; (vi) World fails to continue to provide MACKINNEY with benefits substantially similar to those enjoyed by MACKINNEY under any of World's pension, life insurance, medical, health and accident, or disability plans in which MACKINNEY was participating, World takes any action which would directly or indirectly materially reduce any of such benefits or deprive MACKINNEY of any material fringe benefit enjoyed by MACKINNEY; (vii) World terminates, or proposes to terminate, MACKINNEY'S employment hereunder contrary to the requirements of Section 5(c) hereof (for purposes of this Agreement, no such termination or purported termination shall be effective); or, with or without MACKINNEY'S consent (viii) the Board approves the liquidation or dissolution or Change of Control of World prior to the end of this Agreement. In the event that MACKINNEY decides to terminate this Agreement and his employment with World or any successor in interest in accordance with the provisions of this Section 5(e), World shall have the same obligations as set forth in Section 5(d) hereof. Any other payments due or actions required under this paragraph shall be made as lump sums or taken within 10 days of termination of the Agreement.

      (f) BY MACKINNEY FOR OTHER THAN GOOD REASON. Notwithstanding the above, MACKINNEY may upon giving reasonable notice, not to be less than 30 days, terminate this Agreement without further obligation on the part of MACKINNEY or World.

      (g) CHANGES OF CONTROL. For purposes of this Agreement, a "Change of Control" includes the occurrence of any one or more of the following events:

            (i) any Person, other than the Company, is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, of securities of World representing more than 50% of the combined voting power of World's then outstanding securities; or

            (ii) during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of

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such period constitute the Board of World and any new director (other than a director designated by a Person who has entered into an agreement with World to effect a transaction described in clause (i), (iii) or (iv) or this Section 5
(f)) whose election by the Board of World or nomination for election by the stockholders of World was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

            (iii) the shareholders of World approve a merger or consolidation of World with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of World outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of World or any of its affiliates, at least 50% of the combined voting power of the voting securities of World or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of World (or similar transaction) in which no Person acquires more than 50% of the combined voting power of World's then outstanding securities; or

            (iv) the shareholders of World approve a plan of complete liquidation of World or an agreement for the sale or disposition by World of all or substantially all of

World's assets.

      (h) "PERSON" DEFINED. For purposes of this Section, "Person" shall have the meaning given in Section (3)(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include
(i)World or any of its subsidiaries or affiliates; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of World or any of its subsidiaries; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned,

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directly or indirectly, by the stockholders of World in substantially the same proportions as their ownership of stock of World.

      (i) NOTICE OF TERMINATION. Termination of this Agreement by World or termination of this Agreement by MACKINNEY shall be communicated by written notice to the other party hereto, specifically indicating the termination provision relied upon.

      (j) COMPANY PROPERTY. At the termination of MACKINNEY'S employment, whether voluntary or involuntary, MACKINNEY shall return all company property, including without limitation all electronic and paper files and documents and all copies thereof.

      6. CONFIDENTIALITY. (a) MACKINNEY recognizes and acknowledges that he will acquire during his employment with World information that is confidential to World and that represents valuable, special and unique assets of World ("Confidential Information"). Such Confidential Information (whether or not reduced to tangible form) includes, but is not limited to: trade secrets; financing documents and information; financial data; new product information; copyrights; information relating to schedules and locations; cost and pricing information; performance features; business techniques; business methods; business and marketing plans or strategies; business dealings and arrangements; business objectives; customer information; sales information; acquisition, merger or business development plans or strategies; research and development projects; legal documents and information; personnel information; and any and all other information concerning World's business and business practices that is not generally known or made available to the public or to World's competitors or is not readily ascertainable by other means, which, if misused or disclosed, could adversely affect the business of World. MACKINNEY agrees that he will not, during employment with World and for a period of two (2) years following termination of employment for any reason, whether voluntary or involuntary, with or without Cause, directly or indirectly:

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            (i) disclose any Confidential Information to any person, company or other entity (other than authorized persons employed by or affiliated with World who, in the interest of World, have a business need to know such information), or

            (ii) use any Confidential Information in any way, except as required by his duties to World or by law, unless he obtains World's prior written approval of such disclosure or use. World's rights under this Section shall be cumulative to, and shall not limit, World's rights under the Georgia Uniform Trade Secrets Act or any other state or federal trade secret or unfair competition statute or law. The parties hereto stipulate that as between them, the foregoing matters are important, material, and confidential and gravely affect the successful conduct of the business of World, and World's good will, and that any breach of the terms of this paragraph shall be a material breach of this Agreement.

      (b) Section 4(f) of this Agreement and any other indemnity agreements between MACKINNEY and World shall not apply to actions, suits or proceedings to enforce World's rights under, or that otherwise relate to, this Agreement, including without limitation, this Section

      (c) References in this Section 6 to "World" include World Airways, Inc. and any and all of its current or future parents, subsidiaries, affiliated companies, and divisions.

      7. BENEFICIARY. The Beneficiary of any payment due and payable at the time of MACKINNEY'S death, or otherwise due upon his death, shall be such person or persons, as MACKINNEY shall designate in writing to World. If no such beneficiary shall survive MACKINNEY, any such payments shall be made to his estate.

      8. INTELLECTUAL PROPERTY.

      (a) Any improvements, new techniques, processes, inventions, works, discoveries, products or copyrightable or patentable materials made or conceived by MACKINNEY, either solely or jointly with other person(s), (1) during MACKINNEY'S period

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of employment by World, during working hours; (2) during the period after termination of his employment during which he is retained by World as a consultant; or (3) with use of World's intellectual property or Confidential Information, shall be the sole and exclusive property of World without royalty or other consideration to MACKINNEY.

      (b) MACKINNEY agrees to inform World promptly and in full of such intellectual property by a full written report setting forth in detail the procedures used and the results achieved.

      (c) MACKINNEY shall at World's request and expense execute any and all applications, assignments, or other instruments which World shall deem necessary to apply for, register, and/or obtain copyrights or Letters Patent of the United States or of any foreign country, or to otherwise protect World's interests in such intellectual property.

      (d) MACKINNEY shall assign and does hereby assign to World all interests and rights, including but not limited to copyrights, in any such intellectual property.

      9. NO WAIVER. The failure of either party at any time to enforce any provisions of this Agreement or to exercise any remedy, option, right, power or privilege provided for herein, or to require the performance by the other party of any of the provisions hereof, shall in no way be deemed a waiver of such provision at the same or at any prior or subsequent time.

      10. GOVERNING LAW. All questions concerning the construction, validity, application and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the STATE OF GEORGIA without giving effect to any choice of law or conflict of law provision or rule (whether of GEORGIA or any other jurisdiction) that would cause the application of the law of any jurisdiction other than GEORGIA. MACKINNEY agrees to submit to personal jurisdiction in the STATE OF GEORGIA.

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      11. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not be deemed to affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      12. SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon World, its successors and assigns, including any corporation or other business entity which may acquire all or substantially all of World's assets or business, or within which World may be consolidated or merged, or any surviving corporation in a merger involving World.

      13. WAIVER OF MODIFICATION OF AGREEMENT. No waiver or modification of this Agreement shall be valid unless in writing and duly executed by both parties.

      14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which together will constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                              WORLD AIRWAYS, INC.

                                              By: /s/ Randy J. Martinez
                                                  ---------------------
                                                  Randy J. Martinez
                                                  President and CEO

                                                  /s/ Jeffrey L. MacKinney
                                                  ------------------------
                                                  Jeffrey L. MacKinney